UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2018

AVALON HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-14105	34-1863889
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

One American Way, Warren, Ohio 44484

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (330) 856-8800

(Former name and address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.06 Material Impairments

On December 6, 2018, Avalon Holdings Corporation (“Avalon” or the “Company”) and its Board of Directors concluded that a non-cash, pre-tax impairment charge will be recorded in the fourth quarter of the fiscal year ending December 31, 2018, representing the full carrying value of the Company’s salt water injection wells, which is estimated to be in the range of $3.1 million to $3.3 million. The conclusion was made in connection with the Company’s annual impairment testing, which is not yet finalized, and the overall uncertainty that the salt water injection wells will resume operations in the near future.

As previously reported, on November 21, 2018, AWMS Water Solutions, LLC, a wholly owned subsidiary of Avalon, received notice from the Supreme Court of Ohio (the “Court”) that the Court would not accept for review the Company’s appeal of the Ohio 10th District Court of Appeals decision on the Division of Oil and Gas Resources Management’s appeal of the Franklin County Court of Common Pleas February 21, 2017 entry allowing restart of the Company’s AWMS Water Solutions, LLC #2 salt water injection well.

Based on the Court’s decision not to accept the appeal for review and the economically unfeasible conditions required by the Division of Oil & Gas Resources Management to restart the well, management of Avalon concluded that the injection wells would not resume operations in the near future and that the carrying value of the salt water injection wells was not recoverable.

The impairment charge will be included in the operations related to the waste management service’s segment for the fiscal year ending December 31, 2018. No cash expenditures are anticipated as a result of the impairment charge. The impairment charge will not affect the Company’s compliance with debt covenants under its Term Loan or Line of Credit agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALON HOLDINGS CORPORATION
(Registrant)

DATED: December 6, 2018		/s/ Bryan P. Saksa
	By:	Bryan P. Saksa
Chief Financial Officer and Treasurer

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